Exhibit 99.1

Overland Storage Reports First Quarter Fiscal 2012 Results

San Diego, CA – November 16, 2011 – Overland Storage (NASDAQ: OVRL), a trusted global provider of effortless data management and data protection solutions across the data lifecycle, today reported financial results for its fiscal 2012 first quarter ended September 30, 2011.

Business Discussion:

“We are very excited about the tremendous customer response to our new SnapServer DX storage solution, which we introduced worldwide - the week of October 10th,” said Eric Kelly, President and CEO of Overland Storage. “SnapServer DX was built on the premise that the next generation of storage provisioning is no storage provisioning at all. Customers are quickly recognizing that with our DX series they no longer need to worry about provisioning storage by department or user in advance because DX dynamically allocates storage to whoever needs it most, seamlessly and without interruption or downtime.

“With this new product, we have simplified the support requirements for IT organizations and maximized the ROI on the storage they buy today, or will purchase going forward. DX has received outstanding reviews from industry analysts, press and customers who understand the significance of this technology and what it will mean for the storage industry. We have already built a backlog for the DX product line and look forward to continuing the strong momentum.

“With our latest new product launch, we continue to further Overland as a leader in the mid-tier data storage market. The DX gives us a significant advantage over the competition, and will also support our Scale-Out NAS software that we plan to introduce in 2012. As we continue our product innovation and to expand upon some of the most recognized brands in the industry, SnapServer and NEO, we believe we are well positioned to gain further traction in the growing global storage market.”

Key First Quarter Financial Results:

•

Net revenue for the first quarter of fiscal 2012 was $14.1 million, compared to $17.6 million for the first quarter of fiscal 2011. OEM product revenues were down $2.4 million from the first quarter of fiscal 2011 to the first quarter of fiscal 2012 as the shipments of tape libraries to HP ceased in the fourth quarter of fiscal 2011

•

Gross margin for the first quarter of fiscal 2012 was 32.6%, compared 23.6% for the first quarter of fiscal 2011. This improvement is a result of the reduced level of OEM product sales, the overall product mix and continued improvements in operational efficiencies.

•

Operating expenses for the first quarter of fiscal 2012 were $10.0 million, compared to $9.9 million for the first quarter of fiscal 2011. Stock compensation expense was approximately $1.4 million in the first quarter of fiscal 2012 versus $1.0 million in the first quarter of fiscal 2011. Depreciation and amortization was approximately $0.4 million in each quarter of fiscal 2012 and 2011.

•	Net loss for the first quarter of fiscal 2012 was $5.4 million, or a loss of $0.23 per share, compared to a net loss of $6.5 million, or a loss of $0.59 per share, in the first quarter of fiscal 2011.

•	Total cash and cash equivalents at September 30, 2011 was $9.5 million, compared to $10.2 million at June 30, 2011. At September 30, 2011, we had $1.4 million outstanding under our credit facility.

First Quarter Business Highlights:

Operational Efficiencies:

•	New strategic manufacturing partnerships and material sourcing agreements will further increase operational efficiencies and positively impact our gross margins.

Product Developments:

•	Overland launched its newest product innovation, SnapServer DX, on October 11, 2011, expanding upon one of the most recognized brands in the industry.

•

SnapServer DX is a new unified NAS and ISCSI SAN device that eliminates the need to provision storage capacity, enabling businesses to effortlessly grow data storage capacity from 2 terabytes to 288 terabytes seamlessly without interruption or downtime for end users. The SnapServer DX offers enterprise quality features and functionality that enable any size business to manage its data storage like an enterprise, but at one-tenth the cost.

•	SnapServer DX is available through Overland’s worldwide network of over 1,500 channel partners.

•

Overland’s 2012 product roadmap includes its Scale-Out NAS and private cloud offering, which are based on the MaxiScale technology and Guardian operating system. These new product offerings will enable Overland to enter additional fast growing markets in 2012.

Patent Litigation:

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Overland filed patent infringement lawsuits against BDT, IBM and Dell claiming infringement of two of our patents in the International Trade Commission (ITC) and the federal district court in San Diego. The ITC trial was completed on September 7, 2011, with a ruling from the ITC expected by November 23, 2011. As of today we are pleased to report that the ITC action and district court action against IBM and Dell have been resolved by settlement. Overland plans to continue the infringement case against BDT and we remain optimistic about the outcome. The Company is represented by DLA Piper LLP, the largest law firm in the world.

Investor Conference Call:

Overland Storage will host an investor conference call today, Wednesday, November 16th, at 5:00 pm ET (2:00 pm PT) to discuss the Company’s first quarter fiscal 2012 financial results. To access the call dial (877) 941-2321 (+1 (480-629-9666 outside the United States) and when prompted provide the pass code “Overland Storage” to the operator. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, a live and archived webcast of the conference call will be available over the Internet at www.overlandstorage.com in the Investor Relations section. A replay of the conference call will also be available via telephone by dialing (800) 406-7325 (+1 (303) 590-3030 outside the United States) and entering access code, 4486162#, beginning 8:00 p.m. ET on November 16, 2011 through 11:59 p.m. ET on November 23, 2011.

About Overland Storage

Overland Storage is a trusted global provider of effortless data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, archival, and cloud data storage, Overland makes it easy and cost effective to manage different tiers of information over time. Whether distributed data is across the hall or across the globe, Overland enables companies to focus on building their business instead of worrying about data growth. Overland SnapServer®, SnapSAN®, NEO® and REO® solutions are available through a select network of value added resellers and system integrators. For more information, visit www.overlandstorage.com.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. This report contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs; our ability to achieve the intended cost savings and maintain quality with our new manufacturing partner; our ability to generate cash from operations; the ability of our suppliers to provide an adequate supply of components for our products at prices consistent with historical prices; our ability to raise outside capital and to repay our debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on the NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Connect with Overland Storage:

Follow Overland on Twitter: www.twitter.com/OverlandStorage

Visit Overland on Facebook: www.facebook.com/OverlandStorage

Overland Storage, SnapServer, SnapSAN, NEO, REO and the Overland logo are trademarks Overland Storage, Inc., that may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

Investor Relations Contact:

Charles Messman or Todd Kehrli

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

Media Contact:

Elizabeth Zaborowska

Bhava Communications

overland@bhavacom.com

510-219-8127

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,
	2011	2010
	(Unaudited)
Net revenue	$14,075	$17,573
Cost of revenue	9,488	13,421

Gross profit	4,587	4,152

Operating expenses:
Sales and marketing	4,465	4,596
Research and development	2,483	1,754
General and administrative	3,081	3,560

Total expenses	10,029	9,910

Operating loss	(5,442)	(5,758)
Interest expense	(9)	(366)
Other income (expense), net	215	(356)

Loss before income taxes	(5,236)	(6,480)
Provision for income taxes	119	18

Net loss	$(5,355)	$(6,498)

Net loss per share:
Basic and diluted	$(0.23)	$(0.59)

Shares used in computing net loss per share:
Basic and diluted	23,067	10,942

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEETS INFORMATION

(In thousands)

	September 30, 2011	June 30, 2011

	(unaudited)
ASSETS
Cash and cash equivalents	$9,475	$10,168
Accounts receivable, net	8,063	10,992
Inventories	10,209	9,437
Other current assets	6,026	5,631

Total current assets	33,773	36,228
Property and equipment, net	726	659
Other assets	3,480	4,038

Total assets	$37,979	$40,925

LIABILITIES & EQUITY
Current liabilities	$27,450	$27,565
Long-term debt	1,400	—
Other long-term liabilities	5,593	6,225
Shareholders’ equity	3,536	7,135

Total liabilities and equity	$37,979	$40,925